CINCINNATI FINANCIAL CORPORATION
TOP HAT SAVINGS PLAN

As Amended And Restated Effective January 1, 2018

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS 2

ARTICLE II	DEFERRALS, MATCHING ALLOCATIONS AND SUPPLEMENTAL
BENEFIT ALLOCATIONS    5

ARTICLE III	INVESTMENTS 7

ARTICLE IV	PLAN BENEFITS 8

ARTICLE V	CLAIMS 12

ARTICLE VI	PLAN ADMINISTRATION 15

ARTICLE VII	MISCELLANEOUS PROVISIONS 16

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PREAMBLE
Cincinnati Financial Corporation adopted the Cincinnati Financial Corporation Top Hat Savings Plan (the “Plan”) effective January 1, 1996. The Plan was amended and restated effective as of January 1, 2011, and is again being amended and restated as of January 1, 2018. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees and is intended to qualify as a “top-hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and shall be interpreted accordingly.

Article I

DEFINITIONS
1.1    “Account” means the bookkeeping account maintained for purposes of determining a Participant’s interest in the Plan. A Participant’s Account may include the following subaccounts.
(a)    Deferred Compensation Account.
(b)    Matching Allocations Account.
(c)    Supplemental Benefit Account.
1.2    Effective January 1, 2018, any adjustments made to a Participant’s Account under Article III shall be recorded by Class Year. “Beneficiary” means the person or persons entitled to receive Plan benefits (if any) payable after a Participant’s death (includes contingent Beneficiaries, if applicable). A Beneficiary (or contingent Beneficiary) designation must be made in accordance with the Committee’s procedures during a Participant’s lifetime. A Participant may only change his beneficiary designation in accordance with the Committee’s procedures. If a Participant does not designate a Beneficiary, the Beneficiary will be the Participant’s surviving spouse. If there is no spouse, the Beneficiary will be the estate of the last to die of the Participant or his designated Beneficiary.
1.3    “Bonus” means a cash bonus paid by the Employer to an Executive or which would otherwise be paid but for a Deferral Election hereunder that is a field management bonus, a bonus paid under the Employer’s annual incentive compensation plan and program, or any discretionary cash bonus that is specifically designated by the Committee as eligible for deferral on the Deferral Election form provided by the Committee to the Executive.
1.4    “Class Year” means, effective January 1, 2018, each year commencing on January 1 and ending on December 31. The first Class Year will commence on January 1, 2018 and end on December 31, 2018.
1.5    “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Committee” means the committee appointed by Cincinnati Financial Corporation which is responsible for the Plan’s administration.
1.7    “Compensation” means the total base salary paid by the Employer to an Executive or which would otherwise be paid but for a Deferral Election hereunder.
1.8    “Deferred Compensation Account” means the subaccount established as a bookkeeping account to reflect amounts deferred by a Participant under Section 2.2, as adjusted in accordance with Article III, and reduced by distributions under Article IV.
1.9    “Deferral Election” means an election made by an Executive to defer his Compensation, and/or Bonus.
1.10     “Eligible Executive” means an Executive: (a) who is not a participant accruing benefits under the Supplemental Retirement Plan; and (b) whose Compensation, and/or Bonus for the Plan Year, when considered together, exceeds the Code §401(a)(17) compensation limit.

1.11    “Employee” means an individual who performs services for the Employer as a common law employee and who is considered by the Employer to be an Employee for purposes of the Plan. A determination by any entity (including courts and governmental entities) that an individual is an employee of the Employer for any other purpose, will have no affect on the determination of whether the individual is an Employee under the Plan if the Employer does not consider the individual to be its Employee for purposes of the Plan.
1.12    “Employer” means Cincinnati Financial Corporation, its successors, assigns and affiliates.
1.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.14    “Executive” means: (a) an Employee whose Compensation is projected to meet or exceed 120% of the indexed amount under Code §414(q)(1)(B)(i) for a Plan Year; or (b) an Employee designated by the Committee as eligible to participate in the Plan.
1.15    “Matching Allocations Account” means the subaccount established as a bookkeeping account to reflect the matching allocations made by the Employer pursuant to Section 2.4, as adjusted by earnings under Article III, and as reduced by distributions under Article IV.
1.16    “Open Enrollment Period” means the period prescribed by the Committee (or its delegates), ending no later than the last day of the Plan Year immediately preceding the Plan Year for which elections to defer Compensation, and/or a Bonus under Article II are permitted.
1.17    “Participant” means an Executive who has a right to Plan benefits.
1.18    “Plan” means the Cincinnati Financial Corporation Top Hat Savings Plan as set forth in this document, as may be amended from time to time.
1.19    “Plan Year” means the 12-consecutive month period beginning on January 1st.
1.20    “Separation From Service” means a Participant’s “separation from service” (as defined by Code §409A and the regulations thereunder) with the Employer and all related employers under Code §414.
1.21    “Specified Employee” means “specified employee” as defined by Code §409A and the regulations thereunder.
1.22    “Supplemental Benefit Account” means the subaccount established as a bookkeeping account to reflect supplemental benefit allocations under Section 2.5, as adjusted by earnings under Article III, and as reduced by distributions under Article IV.
1.23    “Supplemental Retirement Plan” means the Cincinnati Financial Corporation Supplemental Retirement Plan.
1.24    “Tax-Qualified Savings Plan” means the Cincinnati Financial Corporation Tax-Qualified Savings Plan.
1.25    “Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from: (a) an illness or accident of the Participant or his spouse, Beneficiary or dependent (as defined by Code §152 without regard to Code §152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the

Participant’s control; or (c) other circumstances or events within the meaning of “unforeseeable emergency” under Code §409A and the regulations thereunder.
1.26    “Years of Service” means “years of service” as defined by the Tax-Qualified Savings Plan.

ARTICLE II

DEFERRALS, MATCHING ALLOCATIONS AND SUPPLEMENTAL BENEFIT ALLOCATIONS
2.1    Deferral Amounts. An Executive may elect to defer whole percentages of his Compensation, and/or Bonus for a Plan Year.
2.2    Deferral Elections.
(a)    First Year of Eligibility. If an Executive first becomes eligible to participate in the Plan during the Plan Year, the Executive may make a Deferral Election to defer his Compensation, and/or Bonus by filing a properly completed deferral Election with the Committee in the form and manner required by the Committee. Such Deferral Election form must be properly filed with the Committee no later than thirty (30) days after the date the Executive first becomes eligible to participate in the Plan, or such earlier date specified by the Committee. The Executive’s Deferral Election shall be effective only with respect to Compensation, and/or a Bonus paid for services performed during the Plan Year in which the Executive first becomes eligible. Notwithstanding the foregoing, the Executive’s Deferral Election shall apply only to Compensation, and/or a Bonus paid for services performed after the election in accordance with Code §409A and the regulations thereunder.
(b)    Open Enrollment. An Executive may make a Deferral Election to defer his Compensation, and/or Bonus that relate to services performed during a subsequent Plan Year during the applicable Open Enrollment Period by filing a properly completed Deferral Election with the Committee in the form and manner required by the Committee. Such Deferral Election form must be filed with the Committee no later than the end of the Open Enrollment Period, or such later date permitted by the Committee, but in no event later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates. The Executive’s Deferral Election shall be effective only with respect to Compensation, and/or a Bonus paid for services performed with respect to the applicable Plan Year.
(c)    Irrevocability Of Deferral Elections. An Executive’s Deferral Election generally will become irrevocable upon the expiration of the deadlines specified in Sections 2.2(a) and 2.2(b). However, the Deferral Election may be cancelled: (1) upon the occurrence of an Unforeseeable Emergency; or (2) if a Participant takes a hardship distribution from the Tax-Qualified Savings Plan.
2.3    Reduction Of Compensation. Compensation, and/or a Bonus otherwise payable to an Executive during a Plan Year will be reduced by the amount provided in his Deferral Election under Section 2.1. The deferred amounts will be credited to the Executive’s Deferred Compensation Account at the time determined by the Committee.
2.4    Matching Allocations. An Eligible Executive may receive a matching allocation for a Plan Year, equal to 100% of the amounts he elected to defer under Section 2.1 up to 6% of his Compensation, and/or Bonus that exceeds the Code §401(a)(17) compensation limit, or other such amount determined by the Committee. The formula used to determine matching allocations may vary for each Eligible Executive and for each Plan Year as determined by the Committee. Matching allocations will be credited to the Eligible Executive’s Matching Allocations Account at the time determined by the Committee.
2.5    Supplemental Benefit Allocations. An Executive whose benefit accruals under the Supplemental Retirement Plan were frozen as of December 31, 2008 and who did not become entitled to payment of his benefits under the Supplemental Retirement Plan as of December 31, 2008 will have the amount of his frozen accrued benefit transferred to the Plan in accordance with section 4.5 of the Supplemental Retirement Plan.

Such amount will be allocated to his Supplemental Benefit Account as of January 1, 2009 or the date otherwise determined by the Committee.

ARTICLE III

INVESTMENTS
3.1    Initial Investment Elections. At the time an Executive first becomes eligible to participate in the Plan, he may elect how his Account is invested among hypothetical investment alternatives determined by the Committee. The election must be made in the manner required by the Committee. If a Participant fails to make an initial investment election, his Account will be invested in the manner determined by the Committee until the Participant makes a proper investment election.
3.2    Changing Investment Elections. A Participant may elect to change his investment elections with respect to his Account in the manner, and at the times, determined by the Committee. A Participant’s investment elections will become effective within a reasonable time pursuant to rules established by the Committee.
3.3    Earnings Index And Account Adjustments. A Participant’s investment elections will only be used as an index to determine earnings or losses credited or debited to his Account. A Participant’s Account will be increased or decreased as if they had accrued earnings or losses at the rate corresponding to the Participant’s hypothetical investment elections. The Committee will determine the time and method of Account adjustments and the recordkeeping methodologies that will be used.
3.4    Hypothetical Investment Alternatives. The Committee may select (or change) the Plan’s hypothetical investment alternatives at any time. A Participant’s election of a hypothetical investment alternative will not be considered as an investment of assets on behalf of the Participant. If the Committee decides to invest assets in any of the Plan’s hypothetical investment alternatives, no Participant or Beneficiary will have rights to those invested amounts.

ARTICLE IV

PLAN BENEFITS
4.1    Vesting.
(a)    Deferred Compensation And Supplemental Benefit Accounts. A Participant’s right to amounts in his Deferred Compensation Account and Supplemental Benefit Account will be fully vested at all times.
(b)    Matching Allocations Account. A Participant’s right to amounts in his Matching Allocations Account will become vested in accordance with the following schedule.

Years of Service	Vested Percentage
Less than 3 Years of Service	0%
3 or more Years of Service	100%

4.2    Form Of Benefit Payments. When an Executive makes his first Deferral Election under Article II, he also will elect how the vested amounts in his Account will be paid in accordance with (a) through (d) below. For each Class Year, a Participant will elect how the vested amounts in his Account credited on and after January 1, 2018 will be paid in accordance with (a) through (d) below.
(a)    Affirmative Benefit Payment Elections. A Participant may elect to have the vested amounts in his Account paid, in cash (unless otherwise provided in (d) below) and in forms described in (1) and (2) below. An election must be in writing and made in the manner required by the Committee.
(1)    A single lump sum payment.
(2)    Equal monthly installment payments which last no less than 12 months or more than 120 months. A Participant will continue to have the same investment election rights as Participants who are not receiving installment payments, and his Account will continue to be adjusted in accordance with Article III until the final installment payment is made. For purposes of Code §409A, installment payments are treated as a single payment.
(b)    Changes In Benefit Payment Elections. A Participant may change his affirmative payment election described in (a) above at any time prior to his Separation From Service. The election must be made in the manner required by the Committee and the Participant must satisfy (1) through (3) below.
(1)    The new payment election must be filed with the Committee at least 12 months prior to the date the Participant’s benefits would have otherwise been paid (or commenced) under the previous election.
(2)    The Participant’s new payment election must defer the payment (or commencement) of his benefits at least 5 years from the date his benefits would have otherwise been paid (or commenced) under the previous election.

(3)    The Participant may not make a new election which accelerates the time his benefits will be paid (or commence) unless permitted by Code §409A (and the regulations thereunder) and the Plan.
(c)    Default Benefit Payment Elections. If a Participant had not made an affirmative payment election under (a) above at the time of his Separation From Service, payment of the vested amount in his Account without an affirmative election will automatically be made in a single lump sum payment.
(d)    Payment Of Benefits In CFC Stock. If a Participant elected to invest in the Cincinnati Financial Corporation stock fund (if that’s an available hypothetical investment alternative under the Plan), the Committee may allow him to elect to receive the vested amount in his Account in the form of whole shares of Cincinnati Financial Corporation stock. Fractional shares will be paid in cash and expenses attributable to the election may be deducted from the Participant’s Account.
4.3    Commencement Of Benefits.
(a)    General. Subject to (b) through (d) below, the distribution of the vested amount in a Participant’s Account will commence in the form provided in Section 4.2 as soon as administratively practicable following the Participant’s Separation From Service, but in no event later than 90 days following that date.
(b)    Acceleration Of Benefit Payments In Certain Situations. Notwithstanding (a) above, the vested amount in a Participant’s Account may be paid upon the occurrence of any of the events described in (1) through (3) below.
(1)    Unforeseeable Emergencies. A Participant may withdraw all or a portion of the vested amounts in his Account upon the occurrence of an Unforeseeable Emergency. A request for a distribution must be made in writing and in the manner required by the Committee. Distributions due to an Unforeseeable Emergency will be limited to the amount reasonably necessary to satisfy the need (which includes amounts necessary to pay federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), after taking into account the extent to which the emergency is or may be relieved through reimbursement, insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation would not cause severe financial hardship), or by cessation of deferrals under the Plan.
(2)    Plan Does Not Satisfy Code §409A. Payment of the vested amounts in a Participant’s Account may be made if the Plan fails to satisfy Code §409A. Payments may not exceed the amount required to be included in a Participant’s or Beneficiary’s income as a result of the Plan’s failure to comply with Code §409A. A Participant or Beneficiary will be solely responsible for all taxes, penalties and/or interest with respect to his Plan benefits if the Plan does not satisfy Code §409A.
(3)    Domestic Relations Orders. Notwithstanding (a) above, payment of the vested amounts in a Participant’s Account may be made to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code §414(p)(1)(B)).
(c)    Delay Of Benefit Payments For Certain Participants.
(1)    Payment Date. Notwithstanding (a) above, if a Participant is a Specified Employee, payment of the vested amounts in his Account upon his Separation From Service will not be made (or commence) before the earlier of: (1) 6 months after his Separation From Service; or (2) his death.

(2)    Payments Due During The Delay Period. Payments to which a Participant would otherwise have been entitled during the first 6 months following his Separation From Service will be paid on the earlier of: (1) the 1st day of the 7th month following his Separation From Service; or (2) his death.
(d)    Discretionary Delays In Benefit Payments. Notwithstanding (a) above, the Committee may decide to delay paying Plan benefits because of any events permitted under Code §409A (and the regulations thereunder) as interpreted by the Committee, including but not limited, to the situations described in (1) and (2)below.
(1)    Tax Deduction Not Permitted Under Code §162(m). If the Employer’s tax deduction for a Plan benefit payment would not be permitted under Code §162(m), the benefit payment will be at the later of the time described in (A) or (B) below.
(A)    During the 1st taxable year of a Participant for which the Committee reasonably believes the benefit payment would be deductible under Code §162(m).
(B)    During the period beginning on the date of a Participant’s Separation From Service and ending on the later of: (i) the last day of the taxable year of the Participant during which his Separation From Service occurs; or (ii) the 15th day of the 3rd calendar month following the Participant’s Separation From Service.
(C)    Treated As Subsequent Deferral Elections. If benefit payments are delayed under this Paragraph, the delay will be treated as a subsequent Deferral Election under Code §409A unless all benefit payments to the Participant that could be delayed under this Paragraph are delayed.
(D)    Specified Employees. If benefit payments are delayed under this Paragraph to a date on or after a Separation From Service for a Participant who is a Specified Employee, the date that is 6 months after the Participant’s Separation From Service is substituted for any reference to his Separation From Service.
(e)    Violation Of Securities Laws. Making a benefit payment would violate federal securities laws or other applicable laws. The benefit payment will be made on the earliest date the Committee reasonably believes that making the payment will not cause a violation of federal securities laws or other applicable laws.
(f)    Deemed Designated Date. A payment shall be treated as made upon the date specified if the payment is made at such date or a later date within the same taxable year of the Participant or, if later, by the 15th day of the third calendar month following the date specified. Under no circumstances may a Participant choose the taxable year in which a payment is made.
4.4    Death.
(a)    Death Prior To The Commencement Of Benefits. If a Participant dies prior to the commencement of his Plan benefits, the vested amounts in his Account will be paid to the Participant’s Beneficiary in a single lump sum. The payment will be made as soon as administratively practicable following the date of the Participant's death, but not more than 90 days following that date.
(b)    Death After Commencement Of Benefits. If a Participant had already commenced receiving his Plan benefits in installment payments at the time of his death, the installment payments will continue to be paid to his Beneficiary in the same manner as they were being paid to the Participant.

4.5    Tax Withholding. As a condition of receiving Plan benefits, the Employer may deduct (or cause to be deducted) from any amounts payable to an individual (from the Plan or otherwise), or, in the Employer’s discretion, to otherwise to collect from the individual any withholding for federal, state or other taxes with respect to Plan benefits as determined by the Employer.
4.6    Non-Assignability Of Benefits. Except as required by Section 4.3(b)(3) or law, the right of a Participant or Beneficiary to receive Plan benefits may not be made subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy or similar process or assignment. Any attempt (voluntary or involuntary) to take such action will have no effect.

ARTICLE V

CLAIMS
5.1    Claims.
(a)    Claims Procedures. In order to make a claim for the nonpayment of a Plan benefit (“Claim”), a Participant, Beneficiary, or his duly authorized representative (“Claimant”) must file the Claim in writing with the Committee. Upon receiving the Claim, the Committee will provide the Claimant with an acknowledgment which informs him of the time limit set forth in (b)(1) below and of the effect of the Committee’s failure to decide the Claim within that time limit.
(b)    Committee Decision.
(1)    Time Limit. If a Claim is properly filed with the Committee, the Committee will promptly make a decision which will be no later than 90 days after it received the Claim. However, if special circumstances require an extension of time, the decision will be made as soon as practicable, but not later than 180 days after receiving the Claim. The Committee will provide the Claimant written notice of an extension (prior to its commencement) which explains the special circumstances and the date by which the Committee expects to make a decision.
(2)    Notice Of Denial. If a Claim is denied, the Committee will provide the Claimant (within the time limit under (1) above) with notice which describes:
(A)    the reasons for the denial;
(B)    references to the Plan provisions on which the denial is based;
(C)    a description of additional information necessary for the Claimant to perfect his Claim and an explanation of why the information is necessary; and
(D)    appropriate information on how the Claimant can appeal his Claim denial under Section 5.2, including the time limits for the appeal.
(3)    Deemed Denial. If a Claim is denied and a notice of the denial is not provided to the Claimant within the time limit under (1) above, he may consider the Claim denied and may appeal the claim in accordance with Section 5.2.
5.2    Appeals.
(a)    Right To Appeal. If a Claim is denied under Section 5.1, a Claimant may: (1) request a full and fair review by the Committee (“Appeal”); (2) review relevant Plan documents; and (3) submit comments in writing.

(b)    Appeals Procedures.
(1)    Filing An Appeal. To Appeal a Claim, a Claimant must file a written Appeal with the Committee in the manner it requires.
(2)    Time Limit. A Claimant must file an Appeal with the Committee no later than 60 days after he received the denial of his Claim.
(3)    Acknowledgment. Upon receiving an Appeal, the Committee will provide the Claimant with an acknowledgment that informs him of the time limit described in (c)(1) below and of the effect of the Committee failing to make a decision on his Appeal within that time limit.
(c)    Committee Decision.
(1)    Time Limit.
(A)    General. Unless otherwise provided in (B) below, if an Appeal is properly filed with the Committee, the Committee (or its delegate) will promptly make a decision which will be no later than 60 days after it received the Appeal. However, if special circumstances require an extension of time, the decision will be made as soon as practicable, but not later than 120 days after receiving the Appeal. The Committee will provide the Claimant written notice of an extension prior to its commencement.
(B)    Regularly Scheduled Meetings. If the Committee holds regularly scheduled meetings at least quarterly, then its decision on an Appeal will be made no later than the date of the meeting which immediately follows the date it received the Appeal. However, if the Appeal is received within 30 days preceding the date of that meeting, the decision will be made no later than the date of the 2nd meeting which follows its receipt of the Appeal. If special circumstances require a further extension, the decision will be made promptly no later than the 3rd meeting which follows its receipt of the Appeal. The Committee will provide the Claimant written notice of an extension prior to its commencement.
(2)    Notice Of A Decision. The Committee will provide the Claimant (within the time limit described under (1) above) notice which contains:
(A)    the reasons for the decision;
(B)    reference to the Plan provisions on which the decision is based;
(C)    a statement that the Claimant is entitled to receive (upon request and free of charge) reasonable access to, and copies of, documents, records and other information relevant to the Appeal; and
(D)    a statement of the Claimant’s right to bring an action under ERISA as provided in Section 5.3.
(3)    Deemed Denial. If the Committee does not decide an Appeal within the time limit described under (1) above, the Claimant will be considered to have exhausted the Plan’s Claims and Appeals procedures and he may consider his Appeal denied.

5.3    Required Exhaustion Of Administrative Remedies. Before a Claimant can file a lawsuit regarding the Plan or Plan benefits, he must first exhaust the Plan’s Claims and Appeals procedures described in Sections 5.1 and 5.2.

ARTICLE VI

PLAN ADMINISTRATION
6.1    Plan Administration. The Committee, in addition to the powers which are expressly provided in the Plan, has the power and authority, in its sole and absolute discretion, to control and manage the operation and administration of the Plan and has all powers necessary to accomplish these purposes including, but not limited to the following.
(a)    The power to determine who is an Executive, Participant or Beneficiary.
(b)    The power to determine whether Plan benefits are payable. Plan benefits will be paid only if the Committee decides that an individual is entitled to benefits.
(c)    The power to determine when, to whom, in what amount, and in what form Plan benefits may be paid.
(d)    The power to decide all Claims and Appeals under Article V.
(e)    The power to delegate its duties and responsibilities.
(f)    All other powers which it considers necessary, appropriate or desirable to enable it to perform its responsibilities under the Plan.
6.2    Rules And Procedures. The Committee has the discretionary authority to adopt Plan administrative rules and procedures.
6.3    Committee’s Decisions Are Binding. The Committee’s decisions are binding on all parties.
ARTICLE VII

ARTICLE VIII

MISCELLANEOUS PROVISIONS
8.1    Consolidation Or Merger. If the Employer or any other entity (resulting from a merger or consolidation, or which is a purchaser or transferee) is merged or consolidated with another entity, or if substantially all of the Employer’s (or other entity’s) assets are sold or transferred to another entity, the Plan’s provisions will be binding on (and inure to the benefit of) the continuing entity.
8.2    Termination And Amendment.
(a)    Amendment. Cincinnati Financial Corporation may, in its discretion, amend the Plan at any time and in any manner that it deems advisable. Notwithstanding the foregoing, the Committee may make amendments that are necessary for the Plan to comply with applicable laws and minor amendments which do not materially affect the rights conferred under the Plan. Any amendment or termination may be given retroactive effect as determined by Cincinnati Financial Corporation or the Committee. The Plan may not be amended orally or by any course or purported course of dealing, but only by an instrument identified as an amendment and considered to be an amendment by Cincinnati Financial Corporation. Written communications and descriptions not specifically identified within their text as amendments, or not considered to be an amendment by Cincinnati Financial Corporation, will not constitute amendments and will have no interpretive or controlling effect on the Plan. Oral communications will not constitute amendments and will have no interpretative or controlling effect on the Plan.
(b)    Termination. Cincinnati Financial Corporation may, in its discretion, terminate the Plan at any time and in any manner that it deems advisable.
8.3    Entire Agreement. This Plan document constitutes the entire agreement between the Employer and any Participant or Beneficiary, and supersedes all other prior agreements, undertakings, both written and oral, with respect to rights and benefits under the Plan.
8.4    Paying For Benefits And Individuals’ Rights. Plan benefits will be paid from the Employer’s general assets and will not be funded, or segregated in any way (unless the Employer utilizes a rabbi trust to hold assets). Participants’ and Beneficiaries’’ rights are limited to receiving the Plan benefits and are conditioned upon their continued compliance with the terms of the Plan. To the extent a Participant or Beneficiary acquires a right to receive Plan benefits, that right will be no greater than the rights of the Employer’s unsecured general creditors.
8.5    Severability. If a Plan provision is found to be invalid or unenforceable, that provision will not affect other Plan provisions. The Plan will be construed and enforced as if the invalid or unenforceable provision was not included in the Plan.
8.6    Gender And Number. Except when otherwise indicated by the context, the genders of pronouns and the singular and plural numbers of terms will be interchangeable.
8.7    Headings And Captions. The headings and captions are provided for reference and convenience and will not be used in the construction or interpretation of the Plan.
8.8    No Employment Rights Conferred. The Plan does not give a Participant the right to be retained in the service of the Employer and it will not interfere with the Employer’s right to discharge a Participant.

8.9    No Guarantee Of Tax Consequences. A Participant (or Beneficiary) will be responsible for all taxes, penalties and/or interest with respect to his benefits under the Plan. The Employer does not guarantee any particular tax consequences.
8.10    Applicable Law. This document will be construed in accordance with, and governed by, the laws of the State of Ohio to the extent not superseded by the laws of the United States.

IN WITNESS WHEREOF, Cincinnati Financial Corporation has caused this document to be executed effective this 1st day of January, 2018.
CINCINNATI FINANCIAL CORPORATION

By: /S/ Michael J. Sewell________________
Michael J. Sewell,
Chief Financial Officer and
Cincinnati Financial Corporation
Employee Benefits Committee Chairman

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